Exhibit 3.13

1.	The name of the Company is STYRON INVESTMENT HOLDINGS IRELAND.

2.	(1) The objects for which the Company is established are:

To act as a holding and investment company with powers to invest, manage and acquire property, land, debentures, deposits, commodities, bonds, preference and ordinary stocks, shares and assets of any class or description and anything ancillary to the above.

(2) To carry on business and to act as merchants, financiers, investors (in properties or securities), traders, agents, brokers, commission agents, concessionaires, distributors, importers or exporters and to carry on any other business incidental thereto in Ireland or in any other part of the world and whether alone or jointly with others.

(3) To import, export, buy, sell, barter, exchange, pledge, make advances on, take on lease or hire or otherwise acquire, alter, treat, work, manufacture, process, dispose of, let on lease, hire or hire purchase, or otherwise trade or deal in and turn to account as may seem desirable goods, articles, equipment, machinery, plant, merchandise and wares of any description and things capable of being used or likely to be required by persons having dealings with the Company for the time being.

(4) To carry on any other business except the issuing of policies of insurance, which may seem to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or fights.

(5) To purchase take on lease or in exchange, hire or by any other means acquire any freehold, leasehold or other property for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, offices, factories, mills, works, wharves, roads, railways, tramways, machinery, engines, rolling stock, vehicles, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may be conveniently used with, or may enhance the value of any property of the Company.

(6) To build, construct, maintain, alter, enlarge, pull down and remove or replace any buildings, offices, factories, mills, works, wharves, roads, railways, dams, tramways, machinery, engines, walls, fences, banks, sluices, or watercourses, and to clear sites for the same, or to join with any person, firm or company in doing any of the things aforesaid, and to work, manage and control the same or join with others in so doing.

(7) To apply for, register, purchase, or by other means acquire and protect, prolong and renew, whether in Ireland or elsewhere, any patents, patent rights, brevets d’invention, licenses, trade marks, designs protections and concessions or other fights which may appear likely to be advantageous or useful to the Company, and to use and turn to account and to manufacture under or grant licenses or privileges in respect of the same, and to expend money in experimenting upon and testing and in improving or seeking to improve any patents, inventions or fights which the Company may acquire or propose to acquire.

(8) To acquire and undertake the whole or any part of the business, goodwill and assets and liabilities of any person, firm or company carrying on or proposing to carry on any of the business which this Company is authorized to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with or enter into partnership or into any arrangement for sharing profits, or for co-operation, or for limiting competition, or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that nay be agreed upon, and to hold and retain or sell, mortgage and deal with any shares, debentures, debenture stock or securities so received.

(9) To improve, manage, cultivate, develop, exchange, let on lease or otherwise, mortgage, sell, charge, dispose of, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company.

(10) To invest and deal with the moneys of the Company not immediately required in such shares or upon such securities and in such manner as may from time to time be determined.

(11) To lend and advance money or give credit to such persons, firms or companies and on such tenths as may seem expedient, and in particular to customers of and others having dealings with the Company, and tenants, subcontractors and persons undertaking to build on or improve any property in which the Company is interested, and to give guarantees or become security for any such persons, firms or companies.

(12) To borrow or raise money in such manner as the Company shall think fit, in particular by the issue of debentures or debenture stock, bonds, obligations and securities of all kinds (perpetual or otherwise) and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing, by mortgage, charge or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake and to purchase, redeem or pay off any such securities.

(13) To give credit to or to become surety or guarantor for any person or company, and to give all descriptions of guarantees and indemnities and either with or without the Company receiving any consideration to guarantee or otherwise secure (with or without a mortgage or charge on all or any part of the undertaking, property and assets, present and future, and the uncalled capital of the Company) the performance of the obligations and the repayment or payment of the capital or principal of and dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities or indebtedness of any person, authority (whether supreme, local, municipal or otherwise) or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by Section 155 of the Companies Act 1963 or any other statutory modification or re-enactment thereof or other subsidiary as defined by the said section of the Company’s holding company or a subsidiary of the Company or otherwise associated with the Company in business.

(14) To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

(15) To apply for, promote and obtain any Act of the Oireachtas, Provisional Order or Licence of the Minister for Industry and Commerce or other authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose, which may seem expedient, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

(16) To enter into any arrangements with any government or authorities (supreme, municipal, local or otherwise) or any companies, firms or persons, that may seem conducive to the attainment of the Company’s objects or any of them, and to obtain from any such government, authority, company, firm or person any charters, contracts, decrees, rights, privileges and concessions which the Company may think desirable, and to carry out, exercise and comply with any such charters, contracts, decrees, rights, privileges and concessions.

(17) To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in or securities of any other company having objects altogether or in part similar to those of this company or carrying on any business capable of being carried on so as directly or indirectly to benefit this company.

(18) To act as agents or brokers, and as trustees or as nominee for any person, firm or company, and to undertake and perform subcontracts, and also to act in any of the businesses of the Company through or by means of agents, brokers, subcontractors, trustees or nominees or others.

(19) To remunerate any person, firm or company rendering services to this Company, either by cash payment or by the allotment to him or them of shares or securities of the Company credited as paid up in full or in part or otherwise as may be thought expedient.

(20) To adopt such means of making known the Company and its products and services as may seem expedient.

(21) To pay all or any expenses incurred in connection with the promotion, formation and incorporation of the Company, or to contract with any person, firm or company to pay the same, and to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any shares, debentures, debenture stock or securities of the Company.

(22) To support and subscribe to any charitable or public object, and any institution, society or club which may be for the benefit of the Company or its employees, or may be connected with any town or place where the Company carries on business; to give pensions, gratuities (to include death benefits) or charitable aid to any persons who may have been officers or employees or ex-officers or ex-employees of the Company, or, its predecessors in business, or to the spouses, children or other relatives or dependents of such persons; to make payments towards insurance; and to form and contribute to provident and benefit funds for the benefit of any such person or of their spouses, children or other relatives or dependents.

(23) To establish, promote or otherwise assist any other company or companies or associations for the purpose of acquiring the whole or any part of the business or property, and undertaking any of the liabilities of this Company, or of undertaking any business or operation which may appear likely to assist or benefit this Company or to enhance the value of any property or business of this Company, and place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the shares or securities of any such company as aforesaid.

(24) To sell or otherwise dispose of the whole or any part of the business or property of the Company, either together or in portions, for such consideration as the Company may think fit, and in particular for shares, debentures or securities of any other company whether or not having objects altogether or in part similar to those of this Company.

(25) To distribute among the members of the Company in kind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to this Company or of which this Company may have the power of disposing.

(26) To procure the Company to be registered or recognized in any foreign country or place.

(27) To do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of them.

It is hereby expressly declared that each sub-Clause of this Clause shall be construed independently of the other sub-Clauses hereof, and that none of the objects mentioned in any sub-Clause shall be deemed to be merely subsidiary to the objects mentioned in any other sub-Clause.

3.	The liability of the Members is unlimited.

We, the persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this Memorandum of Association and we agree to take the number of shares in the capital of the Company set out opposite our names.

Name and Address of Subscribers	Number of Ordinary shares of €1.00 each taken by each subscriber

STYRON HOLDING SARL 9A RUE GABRIEL LIPPMANN L-5365 MUNSBACH LUXEMBOURG	1

HOLDING COMPANY

Ailbhe Jennings
Authorised Signatory

STYRON SARL 9A RUE GABRIEL LIPPMANN L-5365 MUNSBACH LUXEMBOURG HOLDING COMPANY Ailbhe Jennings	1
Authorised Signatory

Total Shares	2

Dated: 1 July 2011

Witness to the above signatures:

Linda Sodomova

110 route du Vin

L-5447 Schwebsange

Luxembourg

Office Administrator

Linda Sodomova

Signature

COMPANIES ACT 1963 TO 2009

UNLIMITED COMPANY HAVING A SHARE CAPITAL

ARTICLES OF ASSOCIATION

OF

STYRON INVESTMENT HOLDINGS IRELAND

As amended by written resolution on 12th July 2011

PRELIMINARY

1. (a)	The Regulations contained in Part II of Table A in the First Schedule to the Companies acts, 1963 to 2009 (hereinafter referred to as “Table A, Part II”), shall apply to the Company and together with the Regulations hereinafter contained, shall constitute the Regulations of the Company save in so far as they are hereby varied or excluded.

(b)	Regulations 40 to 46 inclusive, 75, 79 and 138 of part I Table A in the said schedule shall not apply.

2.	The number of members with which the company proposes to be registered is 2 but the directors may from time to time, subject to Articles I, register an increase.

SHARE CAPITAL

3.	The share capital of the Company is €1,000,000,00 divided into 1,000,000 Ordinary shares of €1.00 each.

4. (a)	The Directors are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities, as defined by section 20 of the Companies (Amendment) Act, 1983, up to an amount equal to the authorised but as yet unissued share capital of the Company, such authority to expire five years following the date of incorporation of the Company provided always that the directors shall have power, notwithstanding that the date aforesaid has expired, to allot relevant securities in pursuance of an offer or agreement made before the expiry of such date as aforesaid as if the authority conferred hereby had not expired.

(b)	Section 23 of the Companies (Amendment) Act, 1983 is hereby excluded in its application in relation to all allotments by the Company of equity securities as defined for the purpose of that section.

(c)	The Company may by special resolution:

(d)	increase the. share capital by such sum to be divided into shares of such amount as the resolution may prescribe;

(e)	consolidate its shares into shares of a larger amount than its existing shares;

(f) subdivide its shares into shares of a smaller amount than its existing shares;

(g) cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(h) reduce its share capital in any way.

5.	(a) Subject to the provisions of Part XI of the Companies Act 1990, any preference shares may with the sanction of a special resolution be issued upon the terms that they are or at the option of the Company, are liable to be redeemed.

(b) The Company may issue redeemable shares on such terms and conditions as it sees fit. The Company may purchase, redeem, hold, cancel, reissue, sell or otherwise deal in its own shares as permitted by law.

(c) fit regulation II of Table A, Part I, the words (“not being a fully paid share”) shall be omitted and the lien conferred by that Regulation shall attach to all shares registered in the name of any person indebted or under liability to the Company whether be shall be the sole registered holder thereof or one of two or more joint holders.

TRANSFER OF SHARES

6. Any shares of a deceased member may be transferred by his executor or administrator to the widow or widower, child or grandchild of such deceased member and Regulation 3 of Part II of Table A shall be modified accordingly.

7. An instrument of transfer of a share (other than a partly paid share) need not be executed on behalf of the transferee and need not be attested and Regulation 22 of Part I of Table A shall be modified accordingly.

8. Notwithstanding anything contained in these Articles (and, in particular, Regulation 3 of Part II of Table A in the First Schedule to the Companies Act, 1963 (“Regulation 3 of Part II”)), the Directors shall promptly register any transfer of shares and may not suspend registration thereof where such transfer:-

(a)	is to the bank or institution to which such shares have been charged by way of security, whether as agent and trustee for a group of banks or institutions or otherwise, or to any nominee or any transferee of such a bank or institution (a “Secured Institution”); or

(b)	is delivered to the Company for registration by a Secured Institution or its nominee in order to register the Secured Institution as legal owner of the shares; or

(c)	is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security,

and furthermore, notwithstanding anything to the contrary contained in these Articles or in any agreement or arrangement applicable to any shares in the Company, no transferor or proposed transferor of any such shares to a Secured Institution or its nominee and no Secured Institution or its nominee (each a “Relevant Person”), shall be subject to, or obliged to comply with, any rights of pre-emption contained in these Articles or any such agreement or arrangement nor shall any Relevant Person be otherwise required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not. No resolution shall be proposed or passed the effect of which would be to delete or amend this regulation unless not less than 45 days’ written notice thereof shall have been given to any such Secured Institution by the Company and Regulation 3 of Part II shall be modified accordingly.

LIEN

9. Notwithstanding any other provision of these Articles, the Company’s first and paramount lien on every share (not being a fully paid share) called or payable at a fixed time in respect of that share and the extension of that lien to all dividends payable thereon shall not apply where any such shares have been mortgaged or charged by way of security in which event such lien shall rank behind any such security and Regulation 11 of Part 1 of Table A in the First Schedule to the Companies Act, 1963 shall be modified accordingly.

PROCEEDINGS AT GENERAL MEETINGS

10. A resolution in writing signed by all the members for the time being entitled to attend and vote on such resolution at a General Meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a General meeting of the Company duly convened and held and may consist of one or more documents in the like form each signed by one or more of the members, (or being bodies corporate, by their duly authorised representatives). Such a resolution may also consist of one or more telefax or facsimile messages the Secretary or any Director shall have endorsed the same with a certificate stating that he is satisfied as to the authenticity thereof and if described as a Special Resolution within the meaning of the Act.

11. Subject to Section 140 of the Companies Acts 1963 concerning Annual General Meetings, all other meetings (including Extraordinary General and Class Meetings of the members of the Company and all meetings of the Boards of Directors including any committees of the Board of Directors) may be conducted by the use of a conference telephone or similar facility provided always that the Chairman of the Meeting notes ins satisfaction that all of the Members of the Company (in the case of Meetings of Members of the Company) and that all of the Directors of the Company (in the case of Meetings of Directors of the Company);

a.	have been notified of the convening of the Meeting and the availability of the conference of the Meeting and the availability of the conference telephone or similar facility for the Meeting; and

b.	Can hear and contribute to the meeting and such participation in a meeting shall constitute presence in person at the meeting

12. Regulation 53 of Table A, Part I, shall apply as if the following words were added at the end thereof “and the fixing of the remuneration of the Directors.

13. A poll may be demanded by the chairman or by any member present in person or by proxy and Regulation 59 of Table A, Part I, shall be modified accordingly.

BORROWING POWERS

14. (a)	Regulation 79 of Part I of Table A shall not apply to the Company.

(b) The Directors may without any limitation as to the amount exercise all the powers of the Company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, arid to issue debentures, debenture stock and other securities whether outfight or as security for any debt, liability or obligation of the Company or of any third party, and the Directors may guarantee, support or secure whether by personal covenant or by mortgaging or charging all or any part of the undertaking property and assets (both present and future) and uncalled capital of the Company, or by any such methods, the performance of the obligations of, and repayment or payment of the principal amounts of any premiums, interest and dividends on any securities of any person, firm or company including (without prejudice to the generality of the foregoing,) any company which is for the time being the Company’s Subsidiary or holding company (as defined by Section 155 of the Companies Act, 1963) or the Holding Company or other subsidiary of the Company’s Holding Company or otherwise associated with the company in business.

DIRECTORS

15. Any Director may in writing appoint any person who is approved by the majority of the Directors, to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present, and where he is a Director, to have a separate vote on behalf of the Director he is representing to addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Every such alternate shall be an officer of the Company and shall not be entitled to be an agent of the Director appointing him. The remuneration of such an alternate shall be payable out of the remuneration payable to the Director appointing him, and the proportion thereof shall be agreed between them.

16. A Director who wishes to resign from the Company may do so by either attending a meeting of the Company and declaring his intention to resign with effect from the conclusion of that meeting or by writing to the company at its registered office tendering his resignation. Should the consequence of the resignation be that the number of Directors would fall below the minimum as required by the Company’s Act 1963, the company must simultaneously appoint an alternative Director to satisfy the minimum requirement of the Act.

17. Regulation 91 of Table A, Part I relating to the vacation of office by a Director, shall apply as if paragraph (g) thereof was deleted.

18. The Directors of the Company shall not be required to retire by rotation and regulations 92 to 100 (inclusive) of Table A, Part I shall be amended accordingly.

19. A Director appointed to fill a casual vacancy or as an addition to the Board shall not automatically have to retire from office at the Annual General Meeting next following his appointment and the last sentence of Regulation 98 of Table A, Part I, shall be deleted.

20. The Directors may from time to time appoint one or more of their body to hold any executive office in the management of the business of the Company including the office of President, Chairman, Managing Director, Chief Executive Officer or any other title and deputies or assistants to these positions as the Directors may decide and on such terms as they think fit, and if no period or terms are fixed, then such executive shall comply with such directions as may be given to him by the Directors from time to time, and the appointment shall be automatically terminated (without prejudice to any claim he may have for damages for breach of contract or service between him and the company) if he shall cease to be a Director and Regulation 110 of Table A part I shall be modified accordingly.

21. Every Director shall be entitled to receive notices of and attend and speak at all general meetings of the holders of any class of shares in the capital of the Company, and Regulation 136 shall be amended accordingly.

22. Unless and until otherwise determined by the Company in General Meeting, the number of Directors shall not be less than two nor more than twenty, the first Directors will be the persons named in the statement delivered to the Registrar of Companies in accordance with Section 3 of the Companies (Amendment) Act 1982.

SECRETARY

23. The first Secretary of the Company shall be the person named as the first Secretary of the Company in the statement delivered under Section 3 of the Companies (Amendment) Act 1982.

NOTICES

24. Any notice required to be given by the Company to any person (“the recipient”) under these articles may be given by means of delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors, to the address or number of the recipient notified to the Company by the recipient for such purposes (or if not so notified, then to the address of number of the recipient last known to the Company). Any notice so given shall be deemed, in the absence of any agreement to the contrary between the Company and the recipient, to have been served at the expiration of 48 hours after dispatch.

INDEMNITY

25. Subject to section 200 of the act) every Director, Secretary, Agent or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him hi defending any proceeding, whether civil or criminal, lit which judgment is given in his favour or in which he is acquitted or in connection with any application under Section 391 of the Act in which relief is granted to him by the Court, and no Director or other officer shall be liable for any loss or damage incurred by the Company in the execution of the duties of his office or in relation thereto.

ACCOUNTS

26. The Company may, if it satisfies the requirements set out in the Companies (Amendment) (No 2) act 1999, exempt itself from the requirement to have its accounts audited provided no member or members of the Company holding shares in the Company that confer, in aggregate, not less than one tenth of the total voting rights in the company requests or request the company not to avail itself of the exemption the next financial year.

AUDITOR

27. The Company, provided it satisfies the requirements of the Companies (Amendment) (No:2) act 1999 relating to exemption from the requirement to have its accounts audited including members rights (sec33), shall not be required to appoint an auditor and of the Company so resolves, then any reference to an auditor in any regulation shall be deleted accordingly.

NAME, ADDRESS AND DESCRIPTION OF SUBCRIBER
STYRON HOLDING SARL 9A RUE GABRIEL LIPPMANN L-5365 MUNSBACH LUXEMBOURG
HOLDING COMPANY Ailbhe Jennings
Authorised Signatory
STYRON SARL 9A RUE GABRIEL LIPPMANN L-5365 MUNSBACH LUXEMBOURG
HOLDING COMPANY Ailbhe Jennings
Authorised Signatory
Dated: 1 July 2011 Witness to the above signatures: Linda Sodomova 110 route du Yin L-5447 Schwebsange Luxembourg Office Administrator
Linda Sodomova
Signature